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PRESS CONTACT:                                                      EXHIBIT 99.1
Monika Laud, SCO
Tel: 831-427-7421
Fax: 831-427-5418
monikal@sco.com


SCO AND IBM FORM BROAD STRATEGIC ALLIANCE


SCO'S UNIXWARE 7 BECOMES KEY MEMBER OF IBM'S NEW UNIX PRODUCT LINE; ISVS AND CUSTOMERS TO BENEFIT FROM SINGLE INDUSTRY-STANDARD UNIX PLATFORM THAT SPANS ENTIRE ENTERPRISE ENVIRONMENT

SANTA CRUZ, CA (OCTOBER 26, 1998) - SCO (NASDAQ:SCOC) today announced that it has entered into a strategic business agreement with IBM (NYSE:IBM). SCO and IBM, in collaboration with Intel and other key partners, will aggressively accelerate worldwide growth of Intel processor-based UNIX servers for the enterprise, and will deliver a single UNIX product line for today's Intel IA-32 systems and future IA-64 systems. The result will be a single product line that will run on IA-32, IA-64 and IBM microprocessor systems that range from entry-level servers to large enterprise environments.

Under the new agreement, IBM will make SCO's UnixWare 7 its 32-bit UNIX operating system for the high-volume Intel-architecture enterprise market. IBM will apply substantial resources to promote and sell the UnixWare 7 operating system worldwide, and will offer it as a member of its new UNIX product line.

In addition, IBM will contribute AIX technology to SCO's UnixWare to enhance its scalability and enterprise capability. This will complement the data-center engineering collaboration by SCO's OEM partners (Compaq, Data General, ICL and Unisys) to integrate extensive data-center capabilities into the UnixWare platform. IBM is also allocating engineering resources to ensure the availability of IBM and AIX middleware on the UnixWare platform.

Over time, SCO and IBM will increase compatibility between UnixWare and AIX, providing ISVs a single platform to port to for UNIX systems on Intel and Power processors, while giving enterprise users greater choice and opportunity in utilizing key applications.

Furthermore, SCO and IBM's 64-bit development teams are collaborating to develop a 64-bit UNIX operating system. The companies are working closely with ISVs to make it the industry-standard UNIX system on IA-64. SCO will handle general channel distribution for the jointly developed product.
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"We are extremely pleased that IBM is making this strong commitment to SCO, and has taken action to immediately begin selling and supporting UnixWare 7 through its worldwide sales force," said Doug Michels, president and CEO, SCO. "And since applications are the key to the success of both a platform and its users, SCO is especially excited to be working with IBM and Intel to make it easy and attractive for ISVs to create software for a single target UNIX System environment that covers the entire range of enterprise computing."

"IBM's AIX enterprise technology when combined with UnixWare's technology and SCO's market share leadership will create the high-volume platform for Intel-based servers," said Dr. John E. Kelly III, vice president of Server Development at IBM. "With Intel's support, this platform will become the leading UNIX operating system for Intel-architecture based servers."

IBM joins other leading OEMs committed to selling UnixWare 7 into enterprise environments of all kinds. IBM will apply significant sales and marketing resources to drive UnixWare 7 volume in the enterprise.

In addition, IBM and Intel will drive a substantial ISV recruitment program designed not only to increase the number of applications available for UnixWare 7, but to also make UnixWare 7 a top tier port with all key ISVs. IBM will begin immediately by moving a broad range of IBM and AIX middleware to UnixWare 7.

"Intel strongly supports this product line as the leading UNIX for IA-32 and IA-64," said John Miner, corporate vice president and general manager, Enterprise Servers Group, Intel Corporation. "Intel is working with IBM and SCO to make this the first UNIX port and volume leader with all ISVs."

Visit http://www.sco.com/monterey and http://www.ibm.com/servers/monterey for more information on today's announcement.


ABOUT SCO

SCO is the world's number one provider of UNIX server operating systems, and the leading provider of network computing software that enables clients of all kinds
- including PCs, graphical terminals, and NCs - to have Webtop access to business-critical applications running on servers of all kinds. SCO designed Tarantella software, the world's first application broker for network computing. SCO sells and supports its products through a worldwide network of distributors, resellers, systems integrators, and OEMs. For more information, see SCO's WWW home page.

SCO, The Santa Cruz Operation, the SCO logo, SCO OpenServer, Tarantella, the Tarantella logo, and UnixWare are trademarks or registered trademarks of The Santa Cruz Operation, Inc. in the US and other countries. UNIX is a registered trademark of The Open Group in the US and other countries. Java, Java Studio, Java Workshop, Sun, and Sun Microsystems are trademarks or registered trademarks of Sun Microsystems, Inc. in the US and other countries, and are used under license. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.